EXHIBIT 10.2

                     [LETTERHEAD OF THE COCA-COLA COMPANY]
                                Coca-Cola Plaza
                                Atlanta, Georgia

          Steven J. Heyer                                 Address Reply to
President and Chief Operating Officer                       P.O. Box 1734
                                                         Atlanta, GA  30301


June 9, 2003

Mr. Daniel Palumbo
Rochester, NY

Dear Dan:

I am pleased to offer you the position of Chief Marketing Officer at The Coca-Cola Company. The following provides details of the employment offer to you:

     * Your base salary will be $45,833.33 on a monthly basis, which when annualized is $550,000.

     * Your principal place of assignment while employed will be at the Company's offices in Atlanta, Georgia. You will be eligible for certain relocation benefits. Your relocation contact is Linda Straw (cell:
        XXX-XXX-XXXX and office: XXX-XXX-XXXX), and you can reach out to her at anytime.

     * You will be eligible to participate in the Company's annual incentive program. This important element of your total compensation plan is based on individual performance and the financial performance of the Company. Your incentive target is ninety percent (90%) of your base salary. For 2003, your incentive award will be guaranteed at the 90% level, prorated for the number of months you are participating in the plan. Annual incentives are paid in the first quarter of the year, following the plan year - for example, 2003 awards will be paid 1st quarter 2004.

     * You will be recommended for participation in the Company's long-term incentive program for the performance period that begins January 1, 2003. The Compensation Committee of the Board of Directors must approve your participation in this program and is expected to do so at a Board meeting following your employment. Your long-term incentive target under this program will be $429,000 and the award will be prorated based on the number of months of participation.

     * You will be recommended for a stock option grant on the date of the Company's next program grant. This stock option grant will be based on the standard number of stock options recommended for your salary grade and your individual performance. For your first programmatic stock option award, your recommended grant will be no less than 73,125 stock options.

June 9, 200[3]
Page 2


     * Additionally, you will be recommended for a special one-time stock option grant of 64,000 options will be made for you at a meeting of the Compensation Committee of the Company's Board of Directors following your employment. This special one-time stock option award will be recommended to replace the value of unvested stock options that you will be forfeiting by leaving your current employer.

     * To recognize the value of the restricted stock of your current employer that will be forfeited, a recommendation will be made to the Compensation Committee for a special one-time restricted stock award of 14,720 shares with restrictions to lapse upon the third anniversary of award.

     * We are also pleased to offer you a one time hiring bonus of $200,000, less appropriate withholdings and taxes. This hiring bonus will be contingent upon completing three years employment with the Company. If you voluntarily resign from the Company prior to completing three years of employment you will be required to repay the full amount.

     * Membership and reimbursement of dues and initiation fees associated with one country club, social club or similar club as long as the club use is for ordinary and necessary business purposes. You will be required to track and report any personal use of the Company-paid club membership and dues. Club use that is personal is considered taxable income to the associate.

     * You will be eligible for domestic and international first class business travel in accordance with Company policy.

Additionally, the Company provides a comprehensive benefits program that will be covered in detail with you after you begin employment.

As we discussed, I believe you have a great deal to contribute to The Coca-Cola Company and that you will be a valuable addition to my team and the Company. I feel certain that you will find challenge, satisfaction and opportunity at The Coca-Cola Company. Should you have any questions, please do not hesitate to call me.

This offer will remain open for your acceptance until June 19, 2003 and anticipates your becoming an employee no later than July 7, 2003. Please signify your acceptance of such employment by signing as indicated below.

Sincerely,

/s/ Steven J. Heyer

Steven J. Heyer

Accepted:  /s/ Daniel Palumbo                  Date:  6/19/03
          ----------------------                     -------------
              Daniel Palumbo